EXHIBIT 99.1

Asyst Technologies Signs Definitive Agreement to Form Joint Venture With Shinko Electric Co. Ltd. of Japan

FREMONT, Calif., May 24, 2002 (BUSINESS WIRE) — Asyst Technologies, Inc. (Nasdaq:ASYT), a leading provider of integrated automation solutions that maximize semiconductor manufacturing productivity, today announced that it has signed a definitive agreement related to its previously announced planned joint venture with Shinko Electric Co. Ltd. of Japan.

Under the terms of the agreement, Asyst will acquire 51% interest in a new joint venture company, Asyst Shinko Inc. The new company will contain the market-leading automated material handling systems (AMHS) business of Shinko Electric, which will retain 49% ownership of the new entity. Asyst will pay 8.16 billion Yen for its share, at a rate equivalent to 1.34 times Shinko’s AMHS sales for the year ended March 31, 2002. The transaction is expected to close on October 1, 2002, after the completion of Shinko’s current six-month fiscal reporting period.

Asyst currently is exploring multiple options for funding the transaction, including bank debt in Japan. The company is continuing the commercialization program for its proprietary AMHS technology, called FasTrack(TM), which uses revolutionary continuous-flow technology to transport semiconductor wafers within a fab. Asyst anticipates that, upon closing, the Asyst Shinko and FasTrack engineering and sales teams will work cooperatively to offer customers the industry’s only dual-technology, optimized wafer transport and tool loading solution.

Shinko has won more than half of the current worldwide installations for 300mm AMHS, including the two largest installations to date — the first production 300mm fab for a large U.S.-based chip manufacturer and the first production 300mm fab for Taiwan Semiconductor Manufacturing Co. (TSMC), (NYSE:TSM). Shinko’s 300mm installed base is the largest in the industry and includes more than 21.8 kilometers of track, 970 various transport vehicles and nearly 200 stockers.

About Asyst: Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor manufacturers to increase manufacturing productivity and protect investments in silicon wafers during the manufacture of integrated circuits, or ICs. The company offers a broad range of 200mm and 300mm solutions that enable the safe transfer of wafers and information between process equipment and the fab line throughout the IC fabrication process, while reducing IC damage caused by human, environmental, mechanical and chemical factors. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chipmakers and original equipment manufacturers, or OEMs, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.

About Shinko Electric Co. Ltd: Shinko Electric Co., Ltd. was founded in 1917. The company is a Japan based major manufacturer of electric machinery and precision electronic equipment, offering its outstanding and unique Electronics & Mechatronics technologies to customers worldwide. The company has four key business units: Information Systems, Infrastructure Systems, Aerospace Devices and Automated Material Handling Systems. In addition to its leadership in 300mm semiconductor AMHS, the company also is a leading manufacturer of photographic color printers and compact linear swing motors. Headquartered in Tokyo, Shinko has 2,500 employees.

Safe Harbor: Except for statements of historical fact, the statements in this press release are forward-looking. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to, general economic conditions, semiconductor industry cycles, risks associated with the acceptance of new products and product capabilities and other factors more fully detailed in the Company’s recent 10Q quarterly report on file with the Securities and Exchange Commission.

CONTACT:	Asyst Technologies, Inc.

John Swenson, 510/661-5000

jswenson@asyst.com

or

Guerrant Associates

Laura Guerrant, 808/882-1467

lguerrant@guerrantir.com